EXHIBIT 5



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                                             November 13, 1995



          Pharmos Corporation
          2 Innovation Drive
          Alachua, FL 32615

          Ladies and Gentlemen:

          We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the offer of certain selling stockholders named therein (the "Selling Stockholders") to sell from time to time up to 6,000,000 shares (the "Shares") of the Common Stock, par value $.03 per share, of Pharmos Corporation (the "Company") issued in connection with the September 14, 1995 private placement transaction (the "Private Placement Transaction") and up to 1,070,000 shares of the Company's Common Stock (the "Warrant Shares") issuable upon the exercise of certain warrants issued in connection with the Private Placement Transaction, certain warrants issued to the Company's financial advisor, certain warrants issued to the Company's investment banker\financial consultant and certain warrants issued to the Company's Acting Chief Financial Officer (the "Warrants"). As your counsel in connection with the Private Placement Transaction and the offer and sale of the Shares and the issuance of the Warrants, we have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of the Company and of public officials and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.

          Based on these examinations, it is our opinion that the Shares and the Warrant Shares, when issued upon payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Opinions" in the Prospectus forming a part of the Registration Statement.


                                   Very truly yours,

                                   FITZPATRICK EILENBERG & ZIVIAN

                                   /s/ FITZPATRICK EILENBERG & ZIVIAN
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